John Hancock Financial Services
U.S. Wealth Management
601 Congress Street
Boston, MA 02210
(617) 663-3241
Fax: (617) 663-2197
E-Mail: dbarr@jhancock.com
Name : David D. Barr
Title: Counsel
May 15, 2009
To whom it may concern:
This opinion is written in reference to the shares of beneficial interest, without par value (the “Shares”) of the John Hancock Strategic Income Fund, a series of Shares of John Hancock Strategic Series, a Massachusetts business trust (the “Trust”), to be offered and sold pursuant to a Registration Statement on Form N-1A (registration no. 033-05186) (the “Registration Statement”) filed by the Trust pursuant to the Securities Act of 1933.
I have examined such records and documents and reviewed such questions of law as I deemed necessary for purposes of this opinion.
     1. The Trust has been duly recorded under the laws of the Commonwealth of Massachusetts and is a validly existing Massachusetts business trust.
     2. The Shares when authorized, sold, issued and paid for in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.
I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.
Very truly yours,

/s/David D. Barr David D. Barr, Esq.
Assistant Secretary